EXHIBIT 16.1






August  13,  2002


Securities  and  Exchange  Commission
450  5th  Street,  N.W.
Washington,  D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on July 26, 2002, to be filed by our former client, Jupiter Marine International Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very  truly  yours,


/s/BDO  Seidman,  LLP
   BDO  Seidman,  LLP